SCHEDULE OF VOTING AGREEMENTS


Directors, officers, and stockholders of Sideware
Systems Inc. that have entered into voting agreements with KnowledgeMax, Inc.

  Name

James Speros
Kenneth Thornton
Grant Sutherland
Peter Kozicki
Edward White
Paul Hildebrand

Directors, officers, and stockholders of KnowledgeMax, Inc.
Inc. that have entered into voting agreements with Sideware
Systems Inc.

  Name

Grosvenor, Edwin
Pearce, E. Linwood
Walker Investment Fund
Lynn, Donna
Washington Capital Partners
Sultan, Alan
Grosvenor, Anne R.
Abod, Charles P.
Aggrey, John
Lewis, Geoffrey
Steve Walker & Associates
Pearson, Lin and Mary
Diamond, Jeff